Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Gerald T. Mulligan
President & CEO
(978) 725-7555
LSB Corporation Announces First Quarter 2007 and Year-To-Date Financial Results, Quarterly Cash
Dividend and a Stock Repurchase Program
NORTH ANDOVER, MA, — (MARKET WIRE) — April 26, 2007 — LSB Corporation (NASDAQ-LSBX) (the “Corporation” or the “Company”) today announced first quarter 2007 net income of $764,000, or $0.17 per diluted share, as compared to net income of $260,000, or $0.06 per diluted share, for the first quarter of 2006.
Primarily due to a reduction in the salary and benefit expenses resulting from costs of $373,000 associated with the resignation of two former executive officers in 2006, total non-interest expenses for the first quarter of 2007 declined by $365,000 from the first quarter of 2006. Total non-interest income increased $24,000 from March 31, 2006 due to $29,000 in additional fee income received on corporate loans in the first quarter of 2007.
The Company’s net interest margin increased from 2.60% in the first quarter of 2006 to 2.88% in 2007. This increase reflects the Company’s continued success in generating new loan growth and replacing maturing investments with higher-yielding loans. However, the Company expects that the current interest rate environment will continue to exert pressures on its deposit and borrowing costs, which may decrease the Company’s net interest margin in future periods.
Total assets increased $16.7 million from December 31, 2006 to $559.7 million as of March 31, 2007. The increase in 2007 reflected the strong loan growth since year end 2006 accompanied by a slight increase in Federal Funds sold partially offset by a decline in the investment portfolio from December 31, 2006.
Total loans of $307.7 million as of March 31, 2007 increased $19.6 million from December 31, 2006. The increase was primarily in the corporate loan portfolio. As of March 31, 2007, non-performing loans equaled 0.03% of total loans while the allowance for loan losses as a proportion of total loans equaled 1.42% as compared to 1.50% as of December 31, 2006.
Total deposits increased $12.0 million from December 31, 2006 and totaled $307.6 million as of March 31, 2007. Certificates of deposit increased 8.2% from December 31, 2006 due to an aggressive promotional campaign targeting new customers. All other deposit categories increased modestly with the exception of savings deposits which decreased 2.7%. Total borrowed funds increased during the first quarter of 2007 by $4.5 million or 2.4% and totaled $189.2 million as of March 31, 2007.
President and CEO Gerald T. Mulligan stated, “I am pleased to see the continued loan growth during the first quarter of 2007 and the positive results of our promotional campaign in gathering new deposits. The increase in the net interest margin in the first quarter of 2007 was especially gratifying.”
The Company also announced today a quarterly cash dividend of $0.14 to be paid on May 24, 2007 to shareholders of record as of May 10, 2007. This dividend represents a 3.4% annualized dividend yield based on the closing stock price of $16.45 on March 31, 2007.
The Board of Directors also approved a common stock repurchase program. Under the program, which is effective immediately, the Company is authorized to repurchase up to 230,000 shares, or approximately 5% of the Company’s outstanding common stock. The Company expects to make open market or privately negotiated purchases from time to time and may use a plan that is intended to meet the requirements of SEC Rule 10b5-1 to enable stock repurchases to occur during periods when the trading window would otherwise be closed. The timing and amount of stock repurchases will depend upon market conditions, securities law limitations and other corporate considerations; the Company has placed no deadline on the duration of the repurchase program. The repurchase program may be modified, suspended, or terminated by the Board of Directors at any time.
Press releases and SEC filings can be viewed on the internet at our website www.RiverBk.com/press-main.html or www.RiverBk.com/stockholder-info.html, respectively.

LSB Corporation is a Massachusetts corporation that conducts all of its operations through its sole subsidiary, River Bank (the “Bank”). The Bank offers a range of commercial and consumer loan and deposit products and is headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts, approximately 25 miles north of Boston. River Bank operates 5 full-service banking offices in Massachusetts in Andover, Lawrence, Methuen (2) and North Andover and 1 full-service banking office in Salem, New Hampshire.
The reader is cautioned that this press release may contain certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are expressions of management’s expectations as of the date of this press release regarding future events or trends and which do not relate to historical matters. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates, general economic conditions, regulatory considerations and competition. For more information about these factors, please see our recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. As a result of such risk factors and uncertainties, the Company’s actual results may differ materially from such forward-looking statements. The Company does not undertake and specifically disclaims any obligation to publicly release updates or revisions to any such forward-looking statements as a result of new information, future events or otherwise.
LSB Corporation
Select Financial Data
(unaudited)

	Three months ended
(At or for the periods ending)	March 31, 2007	Dec. 31, 2006	March 31, 2006

Performance ratios (annualized):
Efficiency ratio	69.23%	75.41%	89.03%
Return on average assets	0.57%	0.74%	0.20%
Return on average stockholders equity	5.35%	6.93%	1.76%
Net interest margin	2.88%	2.72%	2.60%
Interest rate spread (int. bearing only)	2.30%	2.13%	2.21%

Dividends paid per share during period	$0.14	$0.14	$0.14

(At)	March 31, 2007	Dec. 31, 2006	March 31, 2006

Capital Ratio:
Stockholders equity to total assets	10.58%	10.78%	10.25%
Leverage ratio	11.02%	11.18%	11.52%

Risk Based Capital Ratio:
Tier one	15.03%	15.73%	18.24%
Total risk based	16.12%	16.86%	19.49%

Asset Quality:
Allowance for loan losses as a percent of total loans	1.42%	1.50%	1.72%
Non-performing loans as a percent of total loans	0.03%	0.37%	0.01%

Per Share Data:
Book value per share	$12.87	$12.74	$12.36
Tangible book value per share (excludes accumulated other comp. loss)	$13.07	$13.05	$13.47
Market value per share	$16.45	$16.57	$17.95

LSB CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(unaudited)

(At)	March 31, 2007	Dec. 31, 2006	March 31, 2006
Retail loans	$91,291	$91,190	$75,069
Corporate loans	216,425	196,973	167,347

Total loans	307,716	288,163	242,416

Allowance for loan losses	(4,366)	(4,309)	(4,160)

Investments available for sale	213,942	218,682	271,812
Investments held to maturity	—	—	—
FHLB stock	9,981	10,046	10,097

Total investments	223,923	228,728	281,909
Federal funds sold	14,938	11,871	3,372
Other assets	17,486	18,512	22,310

Total assets	$559,697	$542,965	$545,847

Deposits	$307,620	$295,662	$302,931
Borrowed funds	189,246	184,782	181,734
Other liabilities	3,592	3,990	5,229

Total liabilities	500,458	484,434	489,894

Common stock	460	459	453
Additional paid-in capital	61,674	61,578	60,556
Retained earnings (loss)	(1,970)	(2,090)	(42)
Accumulated other comprehensive loss	(925)	(1,416)	(5,014)

Total stockholders’ equity	59,239	58,531	55,953

Total liabilities and stockholders’ equity	$559,697	$542,965	$545,847

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(unaudited)

	Three months ended
(For the period ended)	March 31, 2007	Dec. 31, 2006	March 31, 2006
Interest income	$8,093	$7,821	$6,535
Interest expense	4,319	4,253	3,241

Net interest income	3,774	3,568	3,294
Provision for loan losses	60	100	—

Net interest income after provision for loan losses	3,714	3,468	3,294
Curtailment gain on pension termination	—	602	—
Other non-interest income	354	410	330
Salary & employee benefits expense	1,764	1,739	2,067
Other non-interest expense	1,094	1,261	1,156

Total non-interest expense	2,858	3,000	3,223
Net income before income taxes	1,210	1,480	401
Income tax expense	446	480	141

Net income	$764	$1,000	$260

Basic earnings per share	$0.17	$0.22	$0.06
Diluted earnings per share	$0.17	$0.22	$0.06

End of period shares outstanding	4,601,617	4,593,617	4,527,617

Average shares outstanding:
Basic	4,598,128	4,576,834	4,496,013
Diluted	4,628,825	4,609,059	4,555,725